UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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iRobot Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT

TO

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2022

The date of this Supplement is May 13, 2022

On April 11, 2022, iRobot Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to the Company’s 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”). The Company has set May 27, 2022 as the date for the 2022 Annual Meeting. The 2022 Annual Meeting will be held entirely online at 8:30 a.m. Eastern Time. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the 2022 Annual Meeting has been fixed as the close of business on March 31, 2022. This Supplement supplements and amends the Proxy Statement (“Supplement”) in order to revise the information regarding Proposal 6, an amendment to the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”).

After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services (“ISS”) that the proposal to amend the 2018 Plan received an unfavorable recommendation as determined by ISS. On May 12, 2022, after consideration of the ISS recommendation, the Company’s Board of Directors (“Board”) approved an amendment to the 2018 Plan (the “Plan Amendment”) to reduce the proposed increase in the number of shares subject to the 2018 Plan from 925,000 to 900,000, which will result in a total of 3,395,000 shares of common stock being reserved for issuance under the 2018 Plan, but with no other changes to the amendment to the 2018 Plan as described in the Proxy Statement. The full text of the Plan Amendment, as revised, is attached hereto as Appendix A.

One of the proposals being voted on at the 2022 Annual Meeting is the approval of an amendment to the 2018 Plan, to increase the total number of shares available for issuance under the 2018 Plan to 3,395,000. The Board unanimously recommends that you vote “FOR” the approval of the amendment to the 2018 Plan.

Any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made will be counted, respectively, as a vote “FOR” or “AGAINST” the amendment to the 2018 Plan, as described above and in the Proxy Statement. If any stockholder of the Company has previously voted and would like to change his, her or its vote on any matter, such stockholder may revoke his, her or its proxy before it is voted at the 2022 Annual Meeting by submission of a proxy bearing a later date in the manner set forth in the Proxy Statement.

Appendix A

SECOND AMENDMENT

TO THE

IROBOT CORPORATION

2018 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, iRobot Corporation (the “Company”) maintains the iRobot Corporation 2018 Stock Option and Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors on March 26, 2018 and approved by the stockholders of the Company on May 23, 2018;

WHEREAS, the Plan was amended effective May 20, 2020 to increase the number of shares reserved under the Plan;

WHEREAS, the Board of Directors of the Company believes that the number of shares of common stock of the Company (“Common Stock”) remaining available for issuance under the Plan, as amended has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, Section 16 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase both the aggregate number of shares of Common Stock available for issuance under the Plan, and the number of shares that may be issued in the form of Incentive Stock Options (as defined in the Plan) from 2,495,000 shares to 3,395,000 shares.

NOW, THEREFORE:

1. Increase in Shares. Section 3(a) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,395,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan or the Company’s 2015 Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 3,395,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.